Exhibit 10.31

Schedule of Compensation for Named Executive Officers

Name	Job Title	Annual Base Salary	Target Bonus% of Base Salary
W. Alan McCollough	Chairman and Chief Executive Officer	$975,000	100%
Philip J. Schoonover	President	$700,000	80%
John W. Froman*	Former Executive Vice President and Chief Operating Officer	$650,000	N/A
Brian E. Levy	President & Chief Executive Officer, InterTAN; Chairman, Circuit City Global Sourcing	$552,000	66%
Michael E. Foss	Executive Vice President and Chief Financial Officer	$525,000	80%

*	Mr. Froman resigned as Executive Vice President and Chief Operating Officer effective March 1, 2005.

For fiscal year 2006, the Compensation and Personnel Committee of the Company’s Board of Directors has established specified earnings per share levels as the performance goal under the Circuit City Stores, Inc. 2003 Annual Performance-Based Bonus Plan. Bonuses are payable based on the Company’s achievement of the performance goal and may be higher or lower than the target bonus level.